CONTACTS:	FOR IMMEDIATE RELEASE

Susan Carrillo	Stephen D. Axelrod, CFA
Whitney Information Network, Inc.	Wolfe Axelrod Weinberger Assoc. LLC
Tel. (239) 540-6515	Tel. (212) 370-4500 Fax (212) 370-4505

EDUTRADES, INC. SUBSIDIARY OF WHITNEY INFORMATION NETWORK, INC.

FILES REGISTRATION STATEMENT WITH SEC

Cape Coral, Fla. — November 14, 2005 — Whitney Information Network, Inc. (OTC BB: RUSS) announced today that its wholly-owned subsidiary, EduTrades, Inc., has filed a registration statement with the Securities and Exchange Commission for the initial public offering of 2,600,000 shares of EduTrades common stock at a proposed offering price of between $6.00 to $8.00 per share. The shares will be offered on a firm commitment basis through Noble International Investments, Inc. Subsequent to the offering, Whitney will own 5,200,000 shares of EduTrades common stock, or 66.7% of the total shares of EduTrades outstanding. Proceeds from the initial public offering are expected to be used by EduTrades for development and expansion of its products and brands, upgrading its technological platforms and working capital.

The announcement is not an offer to sell or the solicitation of an offer to buy EduTrades securities. Any such offer or solicitation will only be made by a prospectus and only in such states wherein the offering would be lawful.

About EduTrades

Since 2002, EduTrades has provided for-profit post-secondary educational and training courses for students throughout the United States and Canada interested in learning stock market and other financial instrument investing. EduTrades has trained over 300,000 students since 2002 and currently has over 28,000 students enrolled in its programs. It offers training in eight subjects and provides training first on a free preview basis and then on a fee basis to over 8,000 students per month.

About Whitney Information Network

Whitney Information Network provides for-profit post-secondary real estate educational products and services to students in the United States, Canada, England, Ireland and Scotland.

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1612 East Cape Coral Pkwy., Suite A, Cape Coral, FL  33904  ph 239-542-0643  fax 239-542-1490  www.russwhitney.com